Exhibit 99.1

 Critical Therapeutics Announces Acceptance of Controlled-Release Zileuton New
                       Drug Application for Review by FDA

    LEXINGTON, Mass.--(BUSINESS WIRE)--Oct. 17, 2006--Critical Therapeutics, Inc. (Nasdaq: CRTX) today announced that the U.S. Food and Drug Administration (FDA) has accepted for filing the Company's New Drug Application (NDA) for the twice-daily, controlled-release formulation of zileuton (zileuton CR). Zileuton CR is an investigational drug developed for the prevention and chronic treatment of asthma in adults and children 12 years of age and older. The Company submitted the NDA in late July and, pending regulatory approval, expects to launch zileuton CR in the second half of 2007. The Prescription Drug User Fee Act (PDUFA) date is May 31, 2007.

    "We look forward to working closely with the FDA during the review process," said Critical Therapeutics President Frank Thomas. The NDA includes results from two previously completed Phase III trials that evaluated the safety and efficacy of zileuton CR in 818 asthma patients. The NDA also includes the results from two comparative bioavailability studies intended to bridge Critical Therapeutics' formulation to the formulation used in the Phase III trials.

    Critical Therapeutics currently markets its asthma drug ZYFLO(R) (zileuton tablets), the immediate-release formulation of zileuton, in the U.S. ZYFLO is the only 5-lipoxygenase inhibitor approved for marketing by the FDA. "We expect zileuton CR to build on the market penetration of ZYFLO and to enhance compliance by allowing patients to follow a more convenient and manageable twice daily dosing schedule," Thomas said.

    About Zileuton/ZYFLO

    ZYFLO(R) (zileuton tablets) is indicated for the prevention and chronic treatment of asthma in adults and children 12 years of age and older. Zileuton inhibits 5-lipoxygenase (5-LO), an enzyme that catalyzes the formation of leukotrienes from arachidonic acid. 5-LO is the main enzyme responsible for the production of leukotrienes, a family of inflammatory mediators that can trigger asthma symptoms, including inflammation, swelling, bronchoconstriction and mucus secretion. ZYFLO is the only 5-LO inhibitor approved for marketing by the U.S. Food and Drug Administration.

    ZYFLO is not indicated for use in the reversal of bronchospasm in acute asthma attacks, including status asthmaticus. Mild to moderate side effects associated with the use of ZYFLO are abdominal pain, upset stomach and nausea. A small percentage of patients treated with ZYFLO show an increased release of a liver enzyme known as ALT. As a result, the level of liver enzymes in patients treated with ZYFLO should be measured by a simple blood test. It is recommended that physicians perform this test before administering ZYFLO and repeat the test on a regular basis while patients are on the medication. ZYFLO is contraindicated in patients with active liver disease or transaminase elevations greater than or equal to three times the upper limit of normal.

    For full prescribing information, please visit www.crtx.com/pat_pi.html or call the Company's toll free telephone number 1-866-835-8216 to request medical information.

    About Critical Therapeutics

    Critical Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of products for respiratory, inflammatory and critical care diseases. The Company owns worldwide rights to the asthma drug ZYFLO(R) (zileuton tablets), as well as other formulations of zileuton. ZYFLO is the only 5-lipoxygenase inhibitor approved for marketing by the U.S. Food and Drug Administration. The Company's commercialization efforts for ZYFLO are carried out by its specialty sales force. Critical Therapeutics also is developing treatments directed toward the severe inflammatory response in acute diseases and conditions that lead to admission to the emergency room or intensive care unit, and acute exacerbations of other chronic diseases that frequently lead to hospitalization. For more information, please visit www.crtx.com.

    Forward-Looking Statements

    Any statements in this press release about future expectations, plans and prospects for Critical Therapeutics, Inc., including, without limitation, statements regarding the regulatory process for our zileuton CR product candidate and the commercial launch of the product candidate, if approved; and all other statements that are not purely historical in nature, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will," "would" and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks and uncertainties relating to: the timing and success of submission, acceptance and approval of our regulatory filings, including, without limitation, the NDA submission for zileuton CR; whether the FDA will determine that the data contained in the NDA is sufficient for approval of the NDA, including the data from the bioavailability studies referenced above which are intended to bridge the Company's current formulation of the product to the formulation tested in the Phase III clinical trials; our ability to successfully launch zileuton CR on a timely basis or at all, if zileuton CR is approved by the FDA; conducting clinical trials, including difficulties or delays in the completion of patient enrollment, data collection or data analysis; the results of preclinical studies and clinical trials with respect to our products under development and whether such results will be indicative of results obtained in later clinical trials; our ability to successfully market and sell ZYFLO; our ability to maintain regulatory approvals to market and sell ZYFLO; our ability to develop and maintain the necessary sales, marketing, distribution and manufacturing capabilities to commercialize ZYFLO; patient, physician and third-payer acceptance of ZYFLO as a safe and effective therapeutic product; adverse side effects experienced by patients taking ZYFLO; our heavy dependence on the commercial success of ZYFLO and zileuton CR, if approved; our ability to obtain the substantial additional funding required to conduct our research, development and commercialization activities; our dependence on our strategic collaboration with MedImmune, Inc.; and our ability to obtain, maintain and enforce patent and other intellectual property protection for ZYFLO, our drug candidates and our discoveries. These and other risks are described in greater detail in the "Risk Factors" section of our most recent Quarterly Report on Form 10-Q and other filings that we make with the Securities and Exchange Commission (SEC). If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

    In addition, the statements in this release reflect our expectations and beliefs as of the date of this release. We anticipate that subsequent events and developments will cause our expectations and beliefs to change. However, while we may elect to update these forward-looking statements publicly at some point in the future, we specifically disclaim any obligation to do so, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this release.

    ZYFLO(R) is a registered trademark of Critical Therapeutics, Inc.

    CONTACT: Critical Therapeutics, Inc.
             Linda S. Lennox, 781-402-5708
             Vice President, Investor & Media Relations llennox@crtx.com